Exhibit 99

McGRAW HILL FINANCIAL REPORTS

4th QUARTER AND FULL-YEAR 2014 RESULTS

The Company Delivered Strong Revenue from Continuing Operations in Both 4th Quarter and Full-Year 2014

4th Quarter and Full-Year Revenue Each Increased 7%

As a Result of Recent Legal and Regulatory Settlements, Diluted EPS from Continuing Operations Decreased to $(3.71) in the 4th Quarter and Decreased to $(1.08) for the Full Year

Adjusted Diluted EPS from Continuing Operations Increased 23% to $0.95 in 4th Quarter and 20% to $3.88 for the Full Year

Introduces 2015 Adjusted Diluted EPS Guidance of $4.35 to $4.45

The Company Declares New Annualized Dividend of $1.32 Per Share

New York, NY, February 12, 2015 – McGraw Hill Financial, Inc. (NYSE: MHFI) today reported fourth quarter and full-year 2014 results. The Company reported fourth quarter 2014 revenue of $1.29 billion, an increase of 7% compared to the same period last year. Largely reflecting the impact of recent legal settlements, fourth quarter net income and diluted earnings per share from continuing operations were losses of $(1,009) million and $(3.71), respectively. For the full year, revenue increased 7% to $5.05 billion and net income and diluted earnings per share from continuing operations were $(293) million and $(1.08), respectively. Every business delivered increased revenue in 2014.

Excluding the impact of charges related to legal and regulatory settlements and restructuring, adjusted net income from continuing operations for the quarter increased 22% to $264 million, and adjusted diluted earnings per share from continuing operations increased 23% to $0.95. For the full year, adjusted net income from continuing operations increased 19% to $1,073 million and adjusted diluted earnings per share from continuing operations increased 20% to $3.88.

“2014 was an important year for the Company. We completed the portfolio rationalization of media businesses, resolved significant legal and regulatory matters, added talented new leaders to our senior management team, and delivered solid business performance," said Doug Peterson, President and Chief Executive Officer of McGraw Hill Financial. He continued, “There is much more to be accomplished. We will continue to focus on creating growth and driving performance, including enhancing our customers' experiences, extending our international capabilities, tightly managing our expense base, and delivering strong financial performance, all while striving to operate with the highest levels of independence, objectivity, regulatory compliance, and operational discipline."

Margin Improvement: Adjusted operating profit margin for the Company increased 280 basis points to 35.9%, marking the third consecutive year of greater than 100 basis-point improvements.

Resolved Significant Legal and Regulatory Matters: The Company and Standard & Poor’s Ratings Services recently entered into a settlement agreement with the U.S. Department of Justice and the Attorneys General of 19 states and the District of Columbia announced on February 3, 2015. The Company reached a separate settlement with the California Public Employees’ Retirement System (“CalPERS”) to resolve a lawsuit relating to three structured investment vehicles. In addition, Standard & Poor’s Ratings Services reached settlements with the U.S. Securities and Exchange Commission and the Attorneys General of New York and Massachusetts which were announced on January 21, 2015. These settlements resulted in a charge of $1.5 billion in the fourth quarter.

Restructuring Actions: Restructuring actions across the Company resulted in fourth quarter pre-tax charges of $41 million. The Company remains committed to achieving productivity gains in its pursuit of creating growth and driving performance.

Outlook: The Company is introducing 2015 revenue guidance of mid single-digit growth and adjusted diluted EPS guidance of $4.35 to $4.45.

Standard & Poor’s Ratings Services: 2014 revenue increased 8% to $2.45 billion. Operating profit decreased to $(583) million. Adjusted operating profit increased 13% to $1,074 million compared to 2013. For the third straight year, adjusted operating profit margin increased more than 100 basis points, rising 190 basis points to 43.8%.

Fourth quarter 2014 revenue increased 8% to $618 million and operating profit decreased to $(1,313) million due to legal and regulatory settlements and restructuring charges. Adjusted operating profit increased 18% to $261 million. The adjusted operating profit margin increased to 42.2% in the quarter.

Transaction revenue increased 12% to $288 million during the quarter primarily due to increased demand for corporate ratings, particularly U.S. investment-grade and public finance ratings.

Non-transaction revenue increased 4% in the fourth quarter and represented 53% of Standard & Poor’s Ratings’ total revenue compared to 55% for the same period last year. Non-transaction growth was driven primarily by annual fees (predominantly frequent-issuer relationship fees and surveillance). Rating Evaluation Service revenue also increased as a result of increased merger and acquisition activity.

In the fourth quarter domestic revenue increased 15% and international revenue increased 1%. International revenue represented 47% of Standard & Poor’s Ratings’ total fourth quarter revenue.

S&P Capital IQ: Full-year 2014 revenue increased 6% to $1.24 billion. Excluding ongoing portfolio rationalization, organic revenue growth was 7%. Operating profit increased 21% to $228 million. Adjusted operating profit grew 18% to $237 million.

Revenue increased 5% to $318 million in the fourth quarter of 2014. Excluding ongoing portfolio rationalization, organic revenue growth was 6%. Quarterly operating profit increased 42% to $56 million. Adjusted operating profit increased 31% to $62 million.

In the fourth quarter, three key products, S&P Capital IQ Desktop, RatingsXpress®and Ratings Direct® were the drivers of growth. S&P Capital IQ’s international revenue increased 5% to $112 million in the fourth quarter and represented 35% of the business unit’s total revenue.

S&P Dow Jones Indices: 2014 revenue increased 12% to $552 million. Operating profit increased 30% to $347 million. Adjusted operating profit attributable to the Company increased 35% to $259 million.

Revenue increased 8% to $140 million in the fourth quarter of 2014. Quarterly operating profit increased 83% to $87 million. Adjusted operating profit attributable to the Company increased 87% to $64 million. As a reminder, adjusted operating profit in the fourth quarter of 2013 included a $26 million non-cash impairment charge associated with an intangible asset acquired through the formation of the S&P Dow Jones Indices LLC joint venture.

There were three primary drivers of revenue growth during the quarter. First, exchange-traded derivative licensing fees increased as a result of a volatility-led resurgence in trading activity. Second, assets under management (AUM) in exchange-traded funds based on S&P Dow Jones Indices increased 25% to $832 billion at the end of the fourth quarter compared with the end of 2013. More than half of this increase was the result of unit creation, or inflows. Third, mutual fund AUM based upon S&P Dow Jones Indices increased 17%, surpassing $1 trillion for the first time.

Commodities & Commercial Markets: For 2014, revenue increased 6% to $893 million. Organic revenue, excluding the acquisition of Eclipse and the divestiture of Aviation Week in 2013, increased 9%. Operating profit improved 3% to $290 million. Adjusted operating profit improved 10% to $306 million.

Revenue increased 8% to $236 million in the fourth quarter of 2014. Organic revenue, excluding the acquisition of Eclipse, increased 7%. Operating profit improved 9% to $72 million in the fourth quarter of 2014. Adjusted operating profit improved 4% to $76 million in the fourth quarter, compared to the same period last year.

Platts delivered high single-digit organic revenue growth in both the fourth quarter and for the full year. Petroleum grew high single digits in the quarter and the full year, while Metals & Agriculture delivered the greatest rate of revenue growth in the quarter at 42%, reflecting recent investments in this sector.

J.D. Power recorded low single-digit revenue growth in the quarter and high single-digit revenue growth for the full year. Growth in the fourth quarter was largely due to the auto business.

Adjusted Unallocated Expense: Adjusted unallocated expense includes corporate center functions and certain non-performance related items such as excess real estate. Adjusted unallocated expense decreased 1% to $41 million in the fourth quarter. Full-year 2014 adjusted unallocated expense increased 7% to $152 million primarily as a result of charges in the second quarter related to the sale of a data center and the corporate aircraft.

Adjustments to Continuing Operations: During the fourth quarter, there were $1.593 billion of charges primarily related to legal and regulatory settlements:

- $687.5 million to resolve legal matters with the U.S. Department of Justice;

- $687.5 million to resolve legal matters with the Attorneys General of 19 states and the District of Columbia;

- $125 million to resolve the CalPERS lawsuit;

- $17 million in additional charges associated with the settlements with the U.S. Securities and Exchange Commission and the Attorneys General of New York and Massachusetts;

- $35 million associated with settlements of other private litigation stemming from the financial crisis; and

- $41 million of restructuring charges associated with productivity improvements, approximately half of which was in Standard & Poor's Ratings Services.

Provision for Income Taxes: The Company's effective tax rate from continuing operations in 2014 was 453.7% due to the portion of legal settlements that are not tax deductible. The adjusted effective tax rate from continuing operations in 2014 was 33.1% representing a reduction of 80 basis points versus 2013.

Dividend: The Board of Directors of McGraw Hill Financial approved the regular quarterly cash dividend on the Company’s common stock. The quarterly dividend will increase from $0.30 to $0.33 per share. The dividend will be payable on March 11, 2015, to shareholders of record on February 25, 2015. The new annualized dividend rate is $1.32 per share.

The Company has paid a dividend each year since 1937 and is one of fewer than 25 companies in the S&P 500 that has increased its dividend annually for at least the last 42 years.

Return of Capital: Return of capital to shareholders in 2014, in the form of share repurchases and dividends, was $688 million. During the fourth quarter, the Company did not repurchase any shares of common stock. The Company has approximately 45.6 million shares remaining under the existing share repurchase authorization from the Board of Directors. In 2015, the Company anticipates continuing its share repurchase program, subject to domestic cash availability and market conditions.

Balance Sheet and Cash Flow: Cash and short-term investments at the end of the fourth quarter were $2.5 billion, up from $1.6 billion at the end of 2013. The majority of the legal and regulatory settlements listed above will be paid in the first quarter of 2015. For full year 2014, free cash flow from continuing operations was $1.0 billion, an increase of $443 million from 2013.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted diluted earnings per share, adjusted diluted earnings per share from continuing operations, adjusted net income, adjusted operating profit and margin, adjusted expense, adjusted unallocated expense, and free cash flow are non-GAAP financial measures contained in this earnings release that are derived from the Company's continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 5 and 8.

Conference Call/Webcast Details: The Company's senior management will review fourth quarter and full-year 2014 results on a conference call scheduled for this morning, February 12, 2015, at 8:30 a.m. ET. This call is open to all interested parties. Additional information presented on the conference call may be made available on the Company's Investor Relations Website at http://investor.mhfi.com.

The Webcast will be available live and in replay at http://investor.mhfi.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=5184265. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is "MHFI" and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the conference call concludes and will remain available until March 12, 2015. To access the replay domestic participants may call (800) 839-1156; international participants may call +1 (402) 998-0972 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places throughout this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; the expected impact of acquisitions and dispositions; our effective tax rates; and our cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

•	the rapidly evolving regulatory environment, in the United States and abroad, affecting Standard & Poor’s Ratings Services, Platts, S&P Dow Jones Indices, S&P Capital IQ and our other businesses, including new and amended regulations and our compliance therewith;
•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
•	worldwide economic, financial, political and regulatory conditions;
•	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;
•	the level of interest rates and the strength of the credit and capital markets in the U.S. and abroad;
•	the demand and market for credit ratings in and across the sectors and geographies where we operate;
•	concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings;
•	our ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs and/or improper disclosure of confidential information or data;
•	the effect of competitive products and pricing;
•	consolidation in our end-customer market;
•	the impact of cost-cutting pressures across the financial services industry;
•	a decline in the demand for credit risk management tools by financial institutions;
•	the level of success of new product development and global expansion;
•	the level of merger and acquisition activity in the U.S. and abroad;
•	the volatility of the energy marketplace;
•	the health of the commodities markets;
•	the impact of cost-cutting pressures and reduced trading in oil and other commodities markets;
•	the level of our future cash flows;
•	our ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from, the businesses we acquire;
•	the level of our capital investments;
•	the level of restructuring charges we incur;
•	the strength and performance of the domestic and international automotive markets;

•	our ability to successfully recover should we experience a disaster or other business continuity problem, such as a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made disaster;
•	changes in applicable tax or accounting requirements;
•	the impact on our net income caused by fluctuations in foreign currency exchange issues; and
•	our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which we operate, including sanctions laws relating to countries such as Iran, Russia, Cuba, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information about our businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1a, Risk Factors, in our most recently filed Annual Report on Form 10-K.

About McGraw Hill Financial: McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company's iconic brands include Standard & Poor's Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL, and J.D. Power. The Company has approximately 17,000 employees in 30 countries. Additional information is available at www.mhfi.com.

Investor Relations: http://investor.mhfi.com

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Contact:

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip.merritt@mhfi.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

jason.feuchtwanger@mhfi.com

Exhibit 1

McGraw Hill Financial

Condensed Consolidated Statements of Income

Periods ended December 31, 2014 and 2013

(dollars in millions, except per share data)

(unaudited)	Three Months			Twelve Months
	2014	2013	% Change	2014	2013	% Change

Revenue	$1,290	$1,206	7%	$5,051	$4,702	7%
Expenses	2,438	899	N/M	4,929	3,332	48%
Other loss	—	36	N/M	9	12	(25)%
Operating (loss) profit (a)	(1,148)	271	N/M	113	1,358	(92)%
Interest expense, net	19	14	36%	59	59	(1)%
(Loss) income from continuing operations before taxes on income	(1,167)	257	N/M	54	1,298	(96)%
(Benefit) provision for taxes on income	(183)	75	N/M	245	425	(42)%
(Loss) income from continuing operations	(984)	182	N/M	(191)	874	N/M
Income from discontinued operations (b)	3	6	(41)%	18	3	N/M
Gain on sale of discontinued operations	160	—	N/M	160	589	(73)%
Discontinued operations, net of tax	163	6	N/M	178	592	(70)%
Net (loss) income	(821)	188	N/M	(13)	1,466	N/M
Less: net income attributable to noncontrolling interests - continuing	(25)	(17)	52%	(102)	(91)	12%
Less: net loss attributable to noncontrolling interests - discontinued	—	—	N/M	—	1	N/M
Net (loss) income attributable to McGraw Hill Financial, Inc.	$(846)	$171	N/M	$(115)	$1,376	N/M

Amounts attributable to McGraw Hill Financial, Inc. common shareholders:
(Loss) income from continuing operations	$(1,009)	$165	N/M	$(293)	$783	N/M
Income from discontinued operations	163	6	N/M	178	593	(70)%
Net (loss) income	$(846)	$171	N/M	$(115)	$1,376	N/M

Earnings (loss) per share attributable to McGraw Hill Financial, Inc. common shareholders:
(Loss) income from continuing operations:
Basic	$(3.71)	$0.61	N/M	$(1.08)	$2.85	N/M
Diluted	$(3.71)	$0.60	N/M	$(1.08)	$2.80	N/M
Income from discontinued operations:
Basic	$0.60	$0.02	N/M	$0.66	$2.16	(70)%
Diluted	$0.60	$0.02	N/M	$0.66	$2.12	(69)%
Net (loss) income:
Basic	$(3.11)	$0.63	N/M	$(0.42)	$5.01	N/M
Diluted	$(3.11)	$0.62	N/M	$(0.42)	$4.91	N/M

Weighted-average number of common shares outstanding:
Basic	271.7	270.4		271.5	274.5
Diluted	271.7	278.0		271.5	279.8

N/M - not meaningful

Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

(a)	Includes legal and regulatory settlements of $1.6 billion in the three and twelve months ended December 31, 2014. The twelve months ended December 31, 2013 includes $77 million of legal settlements.
(b)	In the fourth quarter of 2014, the Company sold McGraw Hill Construction, which historically was included in our Commodities & Commercial segment. As a result, this business has been reflected as a discontinued operation for all periods presented.

Exhibit 2

McGraw Hill Financial

Condensed Consolidated Balance Sheets

December 31, 2014 and 2013

(dollars in millions)

(unaudited)	2014	2013

Assets:
Cash and equivalents	$2,497	$1,542
Other current assets	1,469	1,399
Total current assets	3,966	2,941
Property and equipment, net	206	249
Goodwill and other intangible assets, net	2,391	2,442
Asset for pension benefits	28	261
Other non-current assets	180	168
Total assets	$6,771	$6,061

Liabilities and Equity:
Unearned revenue	1,323	1,268
Other current liabilities (a)	2,644	1,104
Long-term debt	799	799
Pension, other postretirement benefits and other non-current liabilities	656	736
Total liabilities	5,422	3,907
Redeemable noncontrolling interest	810	810
Total equity	539	1,344
Total liabilities and equity	$6,771	$6,061

(a)	Includes a liability of $1.6 billion related to legal and regulatory settlements as of December 31, 2014.

Exhibit 3

McGraw Hill Financial

Condensed Consolidated Statements of Cash Flows

Years ended December 31, 2014 and 2013

(dollars in millions)

(unaudited)	2014	2013

Operating Activities:
Net (loss) income from continuing operations	$(191)	$874
Adjustments to reconcile income from continuing operations to cash provided by operating activities from continuing operations:
Depreciation (including amortization of technology projects)	86	86
Amortization of intangibles	48	51
Stock-based compensation	100	96
Other (a)	1,433	161
Net changes in operating assets and liabilities	(267)	(486)
Cash provided by operating activities from continuing operations	1,209	782

Investing Activities:
Capital expenditures	(92)	(117)
Acquisitions, net of cash acquired	(71)	(47)
Proceeds from dispositions	83	51
Changes in short-term investments	15	(17)
Cash used for investing activities from continuing operations	(65)	(130)

Financing Activities:
Additions to short-term debt, net	—	(457)
Dividends paid to shareholders	(326)	(308)
Dividends and other payments paid to noncontrolling interests	(84)	(75)
Purchase of CRISIL shares	—	(214)
Repurchase of treasury shares	(362)	(978)
Exercise of stock options, excess tax benefits from share-based payments and other	310	289
Cash used for financing activities from continuing operations	(462)	(1,743)
Effect of exchange rate changes on cash from continuing operations	(65)	(1)
Cash provided by (used for) continuing operations	617	(1,092)
Cash provided by discontinued operations	338	1,874
Net change in cash and equivalents	955	782
Cash and equivalents at beginning of year	1,542	760
Cash and equivalents at end of year	$2,497	$1,542

(a)	Includes $1.6 billion related to legal and regulatory settlements for the year ended December 31, 2014.

Exhibit 4

McGraw Hill Financial

Operating Results by Segment

Periods ended December 31, 2014 and 2013

(dollars in millions)

(unaudited)	Three Months			Twelve Months

	Revenue			Revenue
	2014	2013	% Change	2014	2013	% Change

S&P Ratings Services	$618	$574	8%	$2,455	$2,274	8%
S&P Capital IQ	318	301	5%	1,237	1,170	6%
S&P Dow Jones Indices	140	130	8%	552	493	12%
Commodities & Commercial Markets	236	220	8%	893	841	6%
Intersegment Elimination	(22)	(19)	(15)%	(86)	(76)	(13)%
Total revenue	$1,290	$1,206	7%	$5,051	$4,702	7%

	Expenses			Expenses
	2014	2013	% Change	2014	2013	% Change

S&P Ratings Services (a)	$1,931	$363	N/M	$3,038	$1,392	N/M
S&P Capital IQ	262	261	—%	1,009	981	3%
S&P Dow Jones Indices	53	83	(35)%	205	227	(10)%
Commodities & Commercial Markets	164	154	7%	603	561	8%
Intersegment Elimination	(22)	(19)	(15)%	(86)	(76)	(13)%
Total expenses	$2,388	$842	N/M	$4,769	$3,085	55%

	Operating (Loss) Profit			Operating (Loss) Profit
	2014	2013	% Change	2014	2013	% Change

S&P Ratings Services (a)	$(1,313)	$211	N/M	$(583)	$882	N/M
S&P Capital IQ	56	40	42%	228	189	21%
S&P Dow Jones Indices	87	47	83%	347	266	30%
Commodities & Commercial Markets	72	66	9%	290	280	3%
Total operating segments	(1,098)	364	N/M	282	1,617	(83)%
Unallocated expense	(50)	(93)	(46)%	(169)	(259)	(35)%
Total operating (loss) profit	$(1,148)	$271	N/M	$113	$1,358	(92)%

N/M - not meaningful

(a)	Includes legal and regulatory settlements of $1.6 billion in the three and twelve months ended December 31, 2014. The twelve months ended December 31, 2013 includes $77 million of legal settlements.

Exhibit 5

McGraw Hill Financial

Operating Results by Segment - Reported vs. Performance

Periods ended December 31, 2014 and 2013

(dollars in millions)

(unaudited)	2014					2013				% Change
	Reported	Non-GAAP Adjustments		Performance		Reported	Non-GAAP Adjustments		Performance	Reported	Performance

	Three Months
S&P Ratings Services	$(1,313)	$1,574	a	$261		$211	$10	d	$220	N/M	18%
S&P Capital IQ	56	5	b	62		40	8	d	47	42%	31%
S&P Dow Jones Indices	87	—		87		47	—		48	83%	82%
Commodities & Commercial Markets	72	4	b	76		66	7	d	73	9%	4%
Segment operating (loss) profit	(1,098)	1,583		485		364	25		388	N/M	25%
Unallocated expense	(50)	10	b	(41)		(93)	52	e	(41)	(46)%	(1)%
Operating (loss) profit	(1,148)	1,593		444		271	77		347	N/M	28%
Interest expense, net	19	—		19		14	—		14	36%	36%
(Loss) income before taxes on income	(1,167)	1,593		425		257	77		333	N/M	28%
(Benefit) provision for taxes on income	(183)	320		136		75	26		101	N/M	35%
(Loss) income from continuing operations	(984)	1,273		289		182	51		233	N/M	24%
Income from discontinued operations	163	(163)		—		6	(6)		—	N/M	—%
Net (loss) income	(821)	1,110		289		188	45		233	N/M	24%
Less: NCI net income - continuing	(25)	—		(25)		(17)	—		(17)	52%	52%
Net (loss) income - continuing	(1,009)	1,273		264		165	51		216	N/M	22%
Net income - discontinued	163	(163)		—		6	(6)		—	N/M	—%
Net (loss) income attributable to MHFI	$(846)	$1,110		$264		$171	$45		$216	N/M	22%

Diluted (loss) earnings per share - continuing	$(3.71)	$4.66		$0.95	f	$0.60	$0.18		$0.78	N/M	23%
Diluted (loss) earnings per share - total	$(3.11)	$4.06		$0.95	f	$0.62	$0.16		$0.78	N/M	23%

	Twelve Months
S&P Ratings Services	$(583)	$1,657	a	$1,074		$882	$70	d	$952	N/M	13%
S&P Capital IQ	228	9	b	237		189	12	d	201	21%	18%
S&P Dow Jones Indices	347	4	c	351		266	—		266	30%	32%
Commodities & Commercial Markets	290	16	b	306		280	(2)	d	278	3%	10%
Segment operating profit	282	1,686		1,968		1,617	80		1,697	(83)%	16%
Unallocated expense	(169)	16	b	(152)		(259)	117	e	(142)	(35)%	7%
Operating profit	113	1,702		1,815		1,358	197		1,555	(92)%	17%
Interest expense, net	59	—		59		59	—		59	(1)%	(1)%
Income before taxes on income	54	1,702		1,756		1,298	197		1,495	(96)%	17%
Provision for taxes on income	245	336		581		425	82		506	(42)%	15%
(Loss) income from continuing operations	(191)	1,366		1,175		874	115		989	N/M	19%
Income from discontinued operations	178	(178)		—		592	(592)		—	(70)%	—%
Net (loss) income	(13)	1,188		1,175		1,466	(477)		989	N/M	19%
Less: NCI net income - continuing	(102)	—		(102)		(91)	4		(87)	12%	18%
Less: NCI net income - discontinued	—	—		—		1	(1)		—	N/M	—%
Net (loss) income - continuing	(293)	1,366		1,073		783	119		902	N/M	19%
Net income - discontinued	178	(178)		—		593	(593)		—	(70)%	—%
Net (loss) income attributable to MHFI	$(115)	$1,188		$1,073		$1,376	$(474)		$902	N/M	19%

Diluted (loss) earnings per share - continuing	$(1.08)	$4.96		$3.88	f	$2.80	$0.43		$3.22	N/M	20%
Diluted (loss) earnings per share - total	$(0.42)	$4.30		$3.88	f	$4.91	$(1.69)		$3.22	N/M	20%

N/M - not meaningful

Note - Totals presented may not sum across due to rounding.

(a)	Includes restructuring charges and legal and regulatory settlements of $1.6 billion for the three and twelve months ended December 31, 2014.
(b)	Includes restructuring charges for the three and twelve months ended December 31, 2014.
(c)	Includes professional fees largely related to corporate development activities for the year ended December 31, 2014.
(d)	The three and twelve months ended December 31, 2013 include restructuring charges across all segments and, additionally, the twelve months primarily includes a gain on the sale of an equity investment held by CRISIL and legal settlements of approximately $77 million at S&P Ratings Services; a loss on the sale of Financial Communications at S&P Capital IQ; and a gain on the sale of Aviation Week at Commodities & Commercial Markets.
(e)	The three and twelve months ended December 31, 2013 include a $36 million non-cash impairment charge related to the sale of a data center and $13 million related to terminating various leases. The twelve months ended December 31, 2013 also includes costs necessary to enable the separation of MHE and reduce our cost structure of $64 million.
(f)	Diluted weighted-average shares outstanding of 276.2 million were used to calculate adjusted diluted EPS for the three and twelve months ended December 31, 2014. This amount includes securities that had an antidilutive effect to reported diluted EPS due to a loss from continuing operations.

Exhibit 6

McGraw Hill Financial

Subscription / Non-Transaction vs. Non-Subscription / Transaction Revenue

Periods ended December 31, 2014 and 2013

(dollars in millions)

(unaudited)	Subscription / Non-Transaction			Non-Subscription / Transaction
	2014	2013	% Change	2014	2013	% Change

	Three Months
S&P Ratings Services (a)	$330	$317	4%	$288	$257	12%
S&P Capital IQ (b)	286	270	6%	32	31	2%
S&P Dow Jones Indices (c)	29	27	10%	111	103	7%
Commodities & Commercial Markets (d)	148	136	10%	88	84	4%
Intersegment elimination	(22)	(19)	(15)%	—	—
Total revenue	$771	$731	6%	$519	$475	9%

	Twelve Months
S&P Ratings Services (a)	$1,326	$1,239	7%	$1,129	$1,035	9%
S&P Capital IQ (b)	1,118	1,056	6%	119	114	4%
S&P Dow Jones Indices (c)	111	103	8%	441	390	13%
Commodities & Commercial Markets (d)	576	527	9%	317	314	1%
Intersegment elimination	(86)	(76)	(13)%	—	—
Total revenue	$3,045	$2,849	7%	$2,006	$1,853	8%

(a)	Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $20 million and $77 million for the three and twelve months ended December 31, 2014, respectively and $18 million and $72 million for the three and twelve months ended December 31, 2013, respectively, charged to S&P Capital IQ for the rights to use and distribute content and data developed by S&P Ratings.
(b)	Subscription revenue is related to credit ratings-related information products, S&P Capital IQ Desktop, investment research products and other data subscriptions, while non-subscription revenue is related to certain advisory, pricing and analytical services.
(c)	Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while non-subscription revenue relates to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services.
(d)	Subscription revenue at Platts is related to real-time news, market data, and price assessments, along with other information products, while non-subscription revenue is related to licensing of its proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements and events. Subscription revenue at J.D. Power is related to information products primarily serving the automotive market, while non-subscription revenue is related to syndicated and proprietary research studies, advertising, consulting engagements and events.

Exhibit 7

McGraw Hill Financial

Domestic vs. International Revenue

Periods ended December 31, 2014 and 2013

(dollars in millions)

(unaudited)	Domestic			International
	2014	2013	% Change	2014	2013	% Change

	Three Months
S&P Ratings Services	$328	$287	15%	$290	$287	1%
S&P Capital IQ	206	194	6%	112	107	5%
S&P Dow Jones Indices	113	99	14%	27	31	(13)%
Commodities & Commercial Markets	105	103	2%	131	117	12%
Intersegment elimination	(11)	(9)	(19)%	(11)	(10)	(12)%
Total revenue	$741	$674	10%	$549	$532	3%

	Twelve Months
S&P Ratings Services	$1,305	$1,214	8%	$1,150	$1,060	8%
S&P Capital IQ	809	767	5%	428	403	6%
S&P Dow Jones Indices	440	385	14%	112	108	4%
Commodities & Commercial Markets	401	394	2%	492	447	10%
Intersegment elimination	(44)	(37)	(18)%	(42)	(39)	(8)%
Total revenue	$2,911	$2,723	7%	$2,140	$1,979	8%

Exhibit 8

McGraw Hill Financial

Non-GAAP Financial Information

Periods ended December 31, 2014 and 2013

(dollars in millions)

Computation of Free Cash Flow

(unaudited)	Twelve Months
	2014	2013
Cash provided by operating activities from continuing operations	$1,209	$782
Capital expenditures	(92)	(117)
Dividends and other payments paid to noncontrolling interests	(84)	(75)
Free cash flow	$1,033	$590

 McGraw Hill Financial Organic Revenue

(unaudited)	Three Months			Twelve Months
	2014	2013	% Change	2014	2013	% Change
Total revenue	$1,290	$1,206	7%	$5,051	$4,702	7%
C&C acquisitions and divestitures (Eclipse and Aviation Week)	(1)	—		(3)	(26)
S&P Capital IQ product closures and divestitures	—	(2)		(2)	(15)
Total Adjusted Revenue	$1,289	$1,204	7%	$5,046	$4,661	8%

Adjusted S&P Capital IQ Revenue

(unaudited)	Three Months			Twelve Months
	2014	2013	% Change	2014	2013	% Change
S&P Capital IQ revenue	$318	$301	5%	$1,237	$1,170	6%
Product closures and divestitures	—	(2)		(2)	(15)
Adjusted S&P Capital IQ Revenue	$318	$299	6%	$1,235	$1,155	7%

Adjusted Commodities & Commercial Markets Revenue

(unaudited)	Three Months			Twelve Months
	2014	2013	% Change	2014	2013	% Change
C&C revenue	$236	$220	8%	$893	$841	6%
Acquisitions and divestitures (Eclipse and Aviation Week)	(1)	—		(3)	(26)
Adjusted C&C Revenue	$235	$220	7%	$890	$815	9%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	Three Months			Twelve Months
	2014	2013	% Change	2014	2013	% Change
Adjusted operating profit	$87	$48	82%	$351	$266	32%
Income attributable to NCI	23	13		92	73
Adjusted Net Operating Profit	$64	$35	87%	$259	$193	35%